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                    March 17, 2021

       Kwanghyun Kim
       President
       Roid Group, Inc.
       10246 Black Mountain Rd.
       San Diego, CA 92126

                                                        Re: Roid Group, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed January 11,
2021
                                                            File No. 000-56240

       Dear Dr. Kim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Andrew Coldicutt